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                                         ROFIN-SINAR TECHNOLOGIES


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Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256


ROFIN INCREASED ITS STAKE IN DILAS DIODENLASER GMBH


Plymouth, MI/Hamburg, Germany - August 23, 2004 - ROFIN-SINAR Technologies Europe, an affiliate company of ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced that it has increased its ownership by 15% to 95% of the common stock of Dilas Diodenlaser GmbH, Mainz, Germany in a cash transaction for an undisclosed amount.

The remaining 5% of the common stock of Dilas Diodenlaser GmbH is still held by one of the co-founders of Dilas.

With 130 employees and a yearly turnover of about $26 million, Dilas is one of the leading manufacturers of high-power diode laser bars. These micro-lasers are not only used as pumping sources for solid-state lasers, but also find numerous direct applications in fields like material processing, medical treatment or measuring.

The Company recently received a large order for diode laser components from Osram Opto Semiconductors GmbH, valued about $4.4 million, for shipment within the next two years. Osram Opto Semiconductors GmbH, a subsidiary of Osram GmbH, one of the two largest lighting manufacturers in the world, offers its customers solutions based on semiconductor technology for illumination, sensing and visualization applications. The shipment will be delivered to a single customer in North America, where Osram Opto Semiconductors GmbH markets Dilas' products.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 16,000 laser units installed worldwide and serves more than 2,500 customers. ROFIN-SINAR's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR's home page: http://www.rofin.com.